UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 14, 2010

MYLAN INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-9114	25-1211621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 Corporate Drive Canonsburg, PA	15317
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 514-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 14, 2010, Mylan Inc., a Pennsylvania corporation (“Mylan”), and Mylan Luxembourg L3 S.C.S., a limited partnership under the laws of Luxembourg and an indirect, wholly-owned subsidiary of Mylan (“Buyer”), entered into a Share Purchase Agreement (the “SPA”) with Bioniche Pharma Holdings Limited, a limited company incorporated in the Republic of Ireland (company registration number 412552) whose registered office is Inverin, Co. Galway (“Bioniche Pharma”), the shareholders party thereto and the optionholders party thereto, to acquire all of the issued and outstanding shares of Bioniche Pharma.  Pursuant to the SPA, Buyer has agreed to pay an aggregate cash purchase price of $550 million for Bioniche Pharma, subject to adjustment.  The closing of the transaction, which is subject to regulatory approval and other customary closing conditions, is expected to occur within 60 days.

The foregoing description of the SPA and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to that agreement.  A copy of the SPA is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 8.01.  Other Events.

On July 14, 2010, Mylan issued a press release announcing the execution of the SPA.  A copy of the press release regarding the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
2.1
Share Purchase Agreement, dated as of July 14, 2010, by and among Mylan Inc., Mylan Luxembourg L3 S.C.S., Bioniche Pharma Holdings Limited, the shareholders party thereto and the optionholders party thereto.

99.1	Press release dated July 14, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN INC.
Date: July 16, 2010	By:	/s/ John D. Sheehan
John D. Sheehan
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1
Share Purchase Agreement, dated as of July 14, 2010, by and among Mylan Inc., Mylan Luxembourg L3 S.C.S., Bioniche Pharma Holdings Limited, the shareholders party thereto and the optionholders party thereto.

99.1	Press release dated July 14, 2010.